 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Quest for Value Funds:

We consent to the use in this Registration Statement of Oppenheimer Quest
Balanced Fund, Oppenheimer Quest Opportunity Value Fund, and Oppenheimer
Small CapValue Fund (collectively the Oppenheimer Quest for Value Funds), of our reports dated December 16, 2004, included in the Statements of Additional
Information, which are part of such Registration Statements, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statements and
"Independent Registered Public Accounting Firm" appearing in the Statements of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
February 23, 2005